[ THE VANCOUVER SUN logo]  [the Province logo]            Suite 1
                                                          200 Granville Street
                                                          Vancouver, B C.V6C 3N3
                                                          (604) 605-2000



Mr. Alexander Ozer
Vice President, Achievers Magazine
355 Burrard Street, 11th floor
Vancouver, B C.
V6C 2G8

VIA FAX
--------


February 25, 2003


Dear Mr. Ozer


This is to confirm your acceptance of the rates and distributon territories we discussed for your new magazine.

As agreed, the distribution rate will be $250.00 per thousand deliveries for a maximum page count of 186 pages. The minimum distribution size shall be 40,000 copies. This rate will be in effect up to December 31st, 2004.

If there is anything else I can do to assist you please do not hesitate to call. Thank you for choosing the Vancouver Sun to launch your new magazine.

Wishing you every success!


Best Regards,



/s/ Jon Ko
----------
Home Delivery Manager
Pacific newspaper Group Inc.



       PACIFIC NEWSPAPER GROUP INC.
       -----------------------------------------------------------------------
       A Division of Southam Publications  *  A  C A N W E S T   C 0 M P A N Y

                   Distribution Proposal: Achievers Magazine

--------------------------------------------------------------------------------
Distribution area                    Sun Circulation
                    Weekdays     Saturday     Households    Penetration
--------------------------------------------------------------------------------

Downtown              6885         7186         35995           20%
V6G
V6E
V6Z
V6B
V6C
V7X

West Vancouver        7157         7382         17560           42%
V7W
V7S
V7T
V7R
V7P

Pt. Grey              8575         9000         29025           31%
V6T
V6R
V6K
V6L

Arbutus               7194         7337         21360           34%
V6N
V6M
V6P

Shaughnessy           6376         6717         27480           24%
V6J
V6H
V5Z

White Rock            7832         8528         27065           32%
V4P
V4A
V4B
                     -----------------------------------------------
                     44019        46150        158485           29%

==========================================================
Pacific Newspaper Group Distribution rates (full coverage)
Pages               cost per thousand
up to 50                   $125
50-75                      $150
75-100                     $175
100-125                    $200
125-150                    $225
150-186                    $250
175-200                    $275
==========================================================